Exhibit 99.1

PRESS RELEASE
MEDIA CONTACT:
Liz Shows
Odyssey Marine Exploration, Inc.
(813) 876-1776 x 2335
lshows@odysseymarine.com
INVESTOR RELATIONS CONTACT:
Ron Both
Liolios Group, Inc.
(949) 574-3860
OMEX@liolios.com

Odyssey Marine Exploration Reports Record Fourth Quarter

and Full Year 2013 Results

Monetization from Record-Setting Silver Recovery Drives Record Quarterly Revenue of $17.2

Million and Record Quarterly Net Profit of $10.8 Million or $0.13 per Share

TAMPA, Fla. – March 11, 2014 – Odyssey Marine Exploration, Inc. (NASDAQ: OMEX), a pioneer in the field of deep-ocean exploration, reported results for the fourth quarter and year ended December 31, 2013.

Q4 Financial and Operational Highlights

•	Total revenue increased 118% over the same year-ago quarter to approximately $17.2 million, with the increase primarily due to SS Gairsoppa silver monetization.

•	Net profit was $10.8 million or $0.13 per share, as compared to a loss of $0.9 million or $(0.01) per share in the year-ago quarter.

•	Total cash balance was $32.0 million at December 31, 2013 versus $10.4 million at December 31, 2012.

•	Odyssey monetized 1% of its mineral exploration subsidiary, Oceanica Resources S. de. R.L. (“Oceanica”), yielding $2.5 million in cash in the quarter.

•	Further validated the Oceanica mineral deposit with a preliminary resource assessment based on extensive coring and laboratory work that indicates the 50-year mining concession represents a world-class resource with significant potential commercial and strategic value. JP Morgan Chase is advising the company on options for development of the deposit and maximizing the value of the asset.

•	Installed an advanced one-pass drill system on the company’s mineral exploration vessel, RV Dorado Discovery. The drill’s coring, vibracoring and reverse circulation capabilities give the ship a unique ability to conduct extensive scout drilling and resource assessment coring, adding to the ship’s extensive suite of mineral exploration technology.

•	Commissioned an advanced custom 6,000 meter depth capability deep search system that uses dual Reson 7125 multibeam systems integrated into a custom deep-ocean tow body. The configuration will be used for commodity shipwreck search and inspection operations.

Management Commentary

“Our record revenue growth in 2013 and profitability in Q4 reflects our unique abilities to discover, recover and monetize valuable undersea assets,” said Mark Gordon, Odyssey’s president and chief operating officer. “In Q4, we monetized the majority of the 61 tons of silver we recovered in 2013 from the SS Gairsoppa shipwreck, which drove these record top and bottom line results.

“Our Gairsoppa recovery operations set a record for the deepest and heaviest precious metal cargo recovery from a shipwreck at a depth of nearly three miles. During two expeditions to the shipwreck in 2012 and 2013, we recovered nearly 110 tons of silver from the Gairsoppa, representing more than 99% of the insured silver on board. Our success with the Gairsoppa is strong validation of our team’s pioneering techniques and state-of-the-art technology in deep-ocean exploration.”

Greg Stemm, Odyssey’s chief executive officer, commented, “This past year was also an important year for the validation of our new mineral exploration business that leverages our deep-ocean exploration capabilities to discover undersea mineral deposits. I believe that this segment of our business will continue to lead to significant cash generation opportunities as well as long-term value for shareholders. In 2013, we received $27.5 million in cash from the sale of a minority stake in our Oceanica mineral deposit, a project first reported a year ago.”

Gordon added, “Earlier today we reported receiving a preliminary assessment from an independent Qualified Person (QP) that evaluates the mineral deposit controlled by our subsidiary Oceanica. The technical report concludes that measured, indicated and inferred phosphorite resources in the areas of the deposit tested to date are estimated to be more than 505 million ore tonnes of high quality phosphorite.

“We also recently reported news on the shipwreck side of our business. Last week, we were awarded an exclusive contract to recover the remaining gold cargo of the SS Central America shipwreck by the court appointed Receiver charged with overseeing the recovery project. Our teams have been studying the extensive research and records of the earlier work accomplished on the site as well as research from our own archives. We are presently preparing our recovery vessel, the Odyssey Explorer, to begin recovery operations on the site in April 2014 utilizing our equipment and personnel.

“We expect the project to move forward quickly since we have access to all the previous records and images, which provide us with a great overview of the shipwreck. This has allowed us to begin planning operations that will focus on the most interesting and prospective areas of the site after we have completed a pre-disturbance survey and high-resolution photomosaic.”

Stemm commented: “The SS Central America is one of the greatest shipwreck stories of all time. We’re honored to be working with the Receiver and his team to share the next chapter of this historically important shipwreck with the world.”

“We’re very familiar with mid-19th century paddlewheel shipwrecks, as well as the range of artifacts that are likely to be on the site. We have extensive experience with the tools and techniques required for this archaeological excavation, which will be very similar to the successful recovery of more than 51,000 coins and 14,000 artifacts from the SS Republic completed by Odyssey 10 years ago. We’re also experienced in working at extreme depths. The SS Central America is less than half the 4,700 meter (15,000 feet) depth of the SS Gairsoppa, from which we successfully recovered 110 tons of silver over the past two years.”

Fourth Quarter and Full Year 2013 Financial Results

Total revenues in the fourth quarter of 2013 were $17.2 million, as compared to $7.9 million in the same year-ago quarter. Total revenues for the full year of 2013 were $23.9 million, as compared to $13.2 million in 2012. The record increases in both periods is primarily attributable to higher revenue from the sale of the SS Gairsoppa shipwreck silver bullion in 2013. The SS Gairsoppa silver was recovered in two separate expeditions, the first in 2012 and the second in 2013.

Operations and research expenses in the fourth quarter of 2013 were $6.6 million, as compared to $6.3 million in the same year-ago quarter. Operations and research expenses for the full year of 2013 were $26.0 million, as compared to $17.9 million in 2012. The increase is primarily due to a lower recoupment of SS Gairsoppa total project search and recovery costs of $9.2 million in 2013, as compared to $17.8 million in 2012, as well as increased spending on mineral exploration activities.

Marketing, general and administrative expenses in the fourth quarter of 2012 were $3.8 million, as compared to $2.8 million in the same year-ago quarter. The quarterly increase is primarily due to extra legal expenses associated with the “Black Swan” case in the fourth quarter of 2013. Marketing, general and administrative expenses for the full year of 2013 were $14.2 million, as compared to $10.6 million in 2012. The year-over-year increase in marketing, general and administrative expenses was primarily due to an increase in the company’s professional fees and other services, an increase in employee-related expenses, and included one-time fees such as the payment of the “Black Swan” legal settlement fees.

Net income for the fourth quarter was a record $10.8 million or $0.13 per share, as compared to a net loss of $0.9 million or $(0.01) per share in the same year-ago quarter. Net loss for 2013 was $10.7 million or $(0.13) per share, as compared to a net loss of $18.2 million or $(0.25) per share in 2012. According to U.S. generally accepted accounting principles (GAAP), the $27.5 million of cash generated in 2013 from the sale of a minority stake in the company’s Oceanica subsidiary was not recorded in the consolidated income statement.

The total cash balance was $32.0 million at December 31, 2013, as compared to $10.4 million at December 31, 2012. The increase in cash was primarily due to monetization of SS Gairsoppa silver and sales of equity stakes in a mineral exploration subsidiary. A portion of the cash balance has been set aside for repayment of bank debt in 2014 and is accordingly shown as restricted cash on the balance sheet.

Conference Call

On Monday, March 17, 2014, after filing its Annual Report on Form 10-K for the year ended December 31, 2013, Odyssey will host a conference call to discuss its fourth quarter results at 11:00 a.m Eastern time.

Date: Monday, March 17, 2014

Time: 11:00 a.m. Eastern time (10:00 a.m. Central time)

Dial-in number: 1-877-941-8416

International dial-in number: 1-480-629-9808

Conference ID: 4672852

Webcast: http://public.viavid.com/index.php?id=108186

The conference call will be webcast live and available for replay via the investor section of the company’s website at www.odyssey.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available approximately two hours after the call through April 17, 2014.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 4672852

ROTH Conference

Odyssey has been invited to present at ROTH Capital Partners 26th Annual Conference being held March 10-12, 2014 at the Ritz-Carlton in Dana Point, California.

Odyssey President and COO, Mark Gordon, is scheduled to present on Wednesday, March 12, 2014, at 11:30 a.m. Pacific time, with one-on-one meetings held throughout the day. Gordon will discuss the company’s shipwreck recovery and mineral exploration projects that leverage its unique ability to find and recover valuable seabed assets, including its 2013 record-breaking recovery of 61 tons of silver from the SS Gairsoppa shipwreck nearly three miles deep.

For more information about the conference or to schedule a one-on-one meeting with Odyssey management, please contact your ROTH representative at 1-800-933-6830 or via e-mail at conference@roth.com.

About Odyssey Marine Exploration

Odyssey Marine Exploration, Inc. (Nasdaq:OMEX) is engaged in deep-ocean exploration using innovative methods and state of-the-art technology for shipwreck projects and mineral exploration. For additional details, please visit www.odysseymarine.com. The company also maintains a Facebook page at http://www.facebook.com/OdysseyMarine and a Twitter feed @OdysseyMarine.For additional details on Odyssey Marine Exploration, please visit www.odysseymarine.com.

Forward Looking Information

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.

Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the Securities and Exchange Commission on March 12, 2013. The financial and operating projections as well as estimates of mining assets are based solely on the assumptions developed by Odyssey that it believes are reasonable based upon information available to Odyssey as of the date of this release. All projections and estimates are subject to material uncertainties, and should not be viewed as a prediction or an assurance of actual future performance. The validity and accuracy of Odyssey’s projections will depend upon unpredictable future events, many of which are beyond Odyssey’s control and, accordingly, no assurance can be given that Odyssey’s assumptions will prove true or that its projected results will be achieved.

Cautionary Note to U.S. Investors

The U.S. Securities and Exchange Commission (SEC) permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “measured” “indicated,” and “inferred” “resources,” which the SEC guidelines strictly prohibit us from including in our filings with the SEC. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. U.S. investors are cautioned not to assume that part or all of the inferred mineral resource exists, or is economically or legally mineable, and urged to consider closely the disclosures in the our Form 10-K which may be secured from us or from the SEC’s website at http://www.sec.gov/edgar.shtml.

Odyssey Marine Exploration, Inc. and Subsidiaries –

Condensed Results from Operations

$ millions, except EPS	3 month period ended Dec. 31, 2013 (unaudited)	3 month period ended Dec. 31, 2012 (unaudited)	12 month period ended Dec. 31, 2013	12 month period ended Dec. 31, 2012

Total Revenues	17.2	7.9	23.9	13.2

Total Operating Expenses	10.7	9.1	40.9	28.8

Income (Loss) from Operations	6.6	(1.2)	(17.0)	(15.6)

Total Other Income (Expense)	3.1	0.3	2.6	(2.6)

Income (Loss) before Taxes	9.7	(0.9)	(14.4)	(18.2)

Income tax (provision)	(0.2)	—	(0.5)	—

Net Income (Loss) Before Income taxes	9.5	(0.9)	(14.9)	(18.2)

Non-Controlling Interest	1.2	—	4.1	—

Net Income (Loss)	10.8	(0.9)	(10.7)	(18.2)

Income (Loss) per Share	0.13	(0.01)	(0.13)	(0.25)

Odyssey Marine Exploration, Inc. and Subsidiaries – Condensed Financial Position

$ millions, except EPS	12 month period ended Dec. 31, 2013	12 month period ended Dec. 31, 2012

Total Cash	32.0	10.4

Total Current Assets	33.6	13.8

Property & Equipment (net)	9.8	6.5

Total Other Assets	8.1	6.7

Total Assets	51.5	26.9

Total Current Liabilities	27.9	39.0

Total Long Term Liabilities	10.3	8.7

Total Liabilities	38.3	47.7

Total Stockholders’ Equity (Deficit)	13.2	(20.8)

Total Liabilities & Stockholders’ Equity (Deficit)	51.5	26.9